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                                                                  Exhibit 10.02

June 29, 2000


Mr. Mark McEachen
12 Hillcrest Manor
Rolling Hills Estates, CA 90274


Dear Mark,

As I and my senior team have had the opportunity to get to know you in the past weeks, we are all very impressed with you, and feel strongly you would be a great leader within our organization. Therefore, Excite@Home is pleased to offer you the position of Executive Vice President and Chief Financial Officer. In this position, you will report to me.


SALARY AND BONUS

Your base salary will be an annual salary of $350,000. You will also be eligible to participate in the Excite@Home Executive Incentive Plan (EIP). Your annual target award will be 40% of your base salary. The performance measures for EIP currently in effect for 2000 are: 90% attainment of company revenue goals (40% of award), 90% attainment of profit/loss minimum (40% of award), and established service level agreements (20% of award). EIP performance measures are subject to modification in 2000 and future years. EIP award payments are made only if the performance measures are achieved. Your EIP for calendar year 2000 ($140,000) will be guaranteed at 100%.


STOCK

Subject to approval by Excite@Home's Board of Directors (or its designee), you will receive an option to purchase 700,000 shares of Series A Common Stock. The exercise price of your stock option will equal the Nasdaq closing price for Excite@Home's Series A Common Stock on the date your stock option is approved by the Board of Directors (or its designee), which we anticipate will occur within two to three weeks following your date of hire. Your date of hire is the date that you actually begin working at Excite@Home and are on Excite@Home's payroll records. Your right to purchase your option shares will be subject to a vesting schedule that provides for 25% of your option shares (175,000) to vest on your date of hire. Commencing one year after your date of hire, the remainder (525,000) will vest at the rate of 1/36th per month over the next thirty-six months. Shortly after your stock option is approved you will receive a confirmation notice in the mail. Our Stock Option Plan and Stock Option Terms and Conditions will be made available to you on our employee Intranet site or may be obtained by contacting our Stock Administration department.


BENEFITS

We provide health and welfare benefits, including Medical, Dental, Vision, Life and Disability Insurance, through our benefits plan. Please refer to the attached Benefits Summary for more details. Should you have any questions about the benefit programs offered, please contact Barbara Oshima at (650) 556-6063.

Mark McEachen
Page 2 of 4


RELOCATION


To assist you with your move to the San Francisco Bay Area, Excite@Home will agree to the following relocation package:

 .  Several house hunting trips for two
 .  Airline travel for you and your family, or mileage reimbursement if you decide to drive your car to the Bay Area
 .  Movement of household goods and up to two autos
 .  Storage of household goods and up to two autos for up to 90 days
 .  Car rental for up to 90 days
 .  Interim living expenses for up to 90 days
 .  Customary non-recurring closing costs on the sale of your primary residence in Los Angeles
 . Customary non-recurring closing costs related to the purchase of a home in the San Francisco Bay Area (your down payment, prepaid interest, and property taxes will not be considered closing costs)

In addition, Excite@Home will make available to you two loans in the aggregate amount of $2,000,000 for the purpose of assisting you in purchasing a home in the San Francisco Bay Area. Each loan will be made pursuant to a full recourse promissory note. You will be responsible for the payment of any tax liability you may incur in connection with these loans and their repayment.

The first loan will be for a net amount of $1,500,000 and will have a term of four years. One fourth of the principal amount will be forgiven by the Company on each anniversary of the date that the loan is made. Each year the Company will assist you with the tax liability on the loan and interest forgiveness such that you will not incur any tax liability for any part of this loan (tax make-whole). The tax liability assistance will be based on your overall tax rate.
If prior to the fourth anniversary of the loan date you voluntarily terminate your employment from Excite@Home or your employment is terminated for cause (as defined below), all remaining principal will become due and payable in full ninety (90) days following the termination of your employment. The first loan will be made available to you within 30 days of your date of hire.

The second loan will be for an amount of $500,000 and will have a term of four years. All principal will be due on the fourth anniversary of the loan in a single balloon payment. The Company will assist you with the tax liability on the loan and interest forgiveness such that you will not incur any tax liability for any part of this loan (tax make-whole). The tax liability assistance will be based on your overall tax rate. If prior to the fourth anniversary of the loan date you voluntarily terminate your employment from Excite@Home or your employment is terminated for cause (as defined below), all remaining principal will become due and payable in full ninety (90) days following the termination of your employment. The second loan will be available to you at any time within one year from your hire date, subject to you having a contract in place on a new home in the San Francisco Bay Area.

In the event you sell any of the shares subject to your stock option, all proceeds from the sale of such shares will first be applied against all unpaid principal under the second loan. Moreover, in the event you sell any of the shares subject to your stock option grant after you have provided notice that you plan to voluntary terminate your employment or after you have received notice that your employment will be terminated for cause (as defined below), all proceeds from the sale of such shares will be applied against all unpaid principal under both loans.

You will also be provided with a mortgage assistance payment of $2,000 a month (gross) for a maximum period of four years. This mortgage assistance will be provided on a monthly basis to assist you in offsetting the higher mortgage expenses, and will be initiated once you have purchased a home in the San Francisco Bay Area.

Mark McEachen
Page 3 of 4


Prior to you and your family actually relocating, you will have up to one year during which you can commute from Los Angeles. During this period, you will be reimbursed for weekly airfare, hotel, and rental car expenses via expense reports.

For purposes of this letter, termination "for cause" will exist at any time after the occurrence of one or more of the following events: (a) a good faith determination by the Board of Directors of Excite@Home that you willfully failed to follow the written directions of the Board. Such determination will not be made unless a written demand for performance has been delivered to you by the Board that specifically identifies how you have failed to follow its directions, and you are given a reasonable period of time in which to correct such deficiencies. Your conduct will not be considered `willful' if you reasonably believed that you are acting in the best interest of Excite@Home or if your failure to follow Board directions was caused by physical or mental illness; (b) your engagement in gross misconduct which is materially detrimental to the Company; (c) your willful failure or refusal to comply in any material respect with your Invention Assignment and Confidentiality Agreement (including your theft of Excite@Home's proprietary information), the Company's insider trading policy, or such other reasonable policies of Excite@Home where noncompliance would be materially detrimental to Excite@Home; or (d) your committing an unlawful or criminal act (serious in nature) which would reflect badly on Excite@Home in Excite@Home's reasonable judgment.


CHANGE OF CONTROL

Should there be a change of control of greater than or equal to 50% of the ownership in Excite@Home, and your position would be eliminated or your responsibilities materially reduced within 24 months of the change of control, you would be eligible for a severance payment equal to six months of your base salary. If a change of control policy in excess of that described above is put in place for 16(b) company officers at any time during your employment, you will receive the same change of control provisions as other senior officers.


AUTHORIZATION TO WORK IN USA

In accordance with the Immigration Reform and Control Act of 1986, you are required to provide verification of your identity and legal rights to work in the United States. The appropriate documents must be presented for Excite@Home's review on your first day of employment. If you do not provide the appropriate documentation, you will not be permitted to work and your date of hire will be delayed. The appropriate documentation is listed on the I-9 form included.


PROPRIETARY INFORMATION

We wish to impress upon you that we do not want you to bring with you any confidential or proprietary material of any former employer, or to violate any other obligation to your former employers. Within five days of your start date, you agree to execute the company's Invention Assignment and Confidentiality Agreement, providing us trade secret protection of the company's proprietary information.

Mark McEachen
Page 4 of 4

MISCELLANEOUS

As a comprehensive Internet access provider and Internet portal, Excite@Home is involved in a wide variety of projects involving content from as many different sources on the Internet as possible. As a result, Excite@Home cannot guarantee employees that they will not be exposed to some adult material, either through specific work assignments or due to the presence of such material in the work environment.

This offer is contingent upon a proof of authorization to work in the United States, a background investigation, satisfactory reference checks and your written acceptance.

Please return the signed original offer letter along with the New Hire Form and Non-Disclosure Agreement in the enclosed envelope to Lori Reeder at 450 Broadway, Redwood City, CA 94063. A duplicate original is enclosed for your records.

Any representations contrary to those contained in this letter which may have been made to you are superseded by this offer letter. If you accept this offer, the terms described in this letter constitute the terms of your employment with Excite@Home. Mark, we look forward to having you join Excite@Home as part of the executive management team!

Sincerely,

/s/ George Bell

George Bell
Chairman and Chief Executive Officer

Enclosures:  Excite@Home Benefits Summary
             New Hire Forms


Accepted and Agreed:

By: /s/ Mark McEachen                         Start date:  July 17, 2000
   _____________________

________________________                      Date:_____________________, 2000
Print Name: Mark McEachen